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                                                                    Exhibit 4.10

                                 March 20, 2006

Mr. Xin Ye
Address:


Dear Xin Ye:

     This letter will confirm our mutual understanding regarding your separation from employment with Linktone, Ltd. ("LINKTONE") and referred to collectively with each of Linktone's subsidiaries and affiliates, the "COMPANY"). This letter constitutes the separation agreement (the "AGREEMENT") which the Company is offering you.

     1. SEPARATION. Your last day of work at Linktone was February 28, 2006 ("SEPARATION DATE"), and your employment with Linktone was terminated on February 28, 2006. As of the Separation Date, you will not report to work at Linktone's offices, and except for the Company's obligations under this Agreement, all benefits, compensation or perquisites of employment will cease (including but not limited to payment for any internet access, monthly cell phone and "blackberry" charges).

     2. SEVERANCE PAYMENT. According to the terms of the Employment Agreement between you and Linktone dated October 1, 2004 (the "EMPLOYMENT AGREEMENT"), Linktone will pay you a severance pay of RMB yuan 610049.71 (tax unpaid). The Company may offset or withhold or collect from you an amount sufficient to satisfy the Company's withholding obligations as employer under applicable laws. For a period of six month after the Separation Date, the Company will reimburse each individual member of your family insurance premiums in the amount of up to USD2500. All imbursement will be paid subject to your delivery of actual expense receipts/invoices.

     3. RETURN OF COMPANY PROPERTY. To the extent that you have not already done so, you agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession or control at any time, including, but not limited to, your laptop computer and blackberry provided by the Company, the Company's files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

     4. CONFIDENTIALITY. You understand that your employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to you by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the "PROPRIETARY INFORMATION"). At all time, both during your employment and after its termination, you shall keep and hold all such Proprietary Information in strict confidence and trust. Upon

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                                                                    Exhibit 4.10

termination of your employment with the Company, you will promptly deliver to the Company all documents and materials of any nature pertaining to your work with the Company. You shall not take with you any documents or materials or copies thereof containing any Proprietary Information.

     5. NON-COMPETITION. You acknowledges that the Company's relationships with its customers, clients, vendors, employees and other entities are valuable business assets, and that there is a substantial likelihood that if you directly compete with the Company, it would result in the unauthorized use or disclosure of Proprietary Information or interfere with the Company's relationship with its customers, clients, vendors, employees and other entities, which use or disclosure of Proprietary Information would be extremely difficult to detect or prove. Therefore, and in consideration for your employment with the Company, you agrees that during the period of your employment with the Company and for a period of 1 year after termination of your employment with Company, you shall not, directly of indirectly engage or participate in the development, marketing or distribution of wireless media, entertainment and communication services in China in three major categories: personalized media, games and entertainment, and information and communication.

     6. NON-SOLICITATION. You acknowledge that because of your position in the Company, you will have access to the Company's Proprietary Information and trade secrets. You agree that during your employment with the Company and for a period of 2years after termination of your employment with the Company, you shall not directly or indirectly, (i) divert or attempt to divert from the Company (or any Affiliate ) any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers or (ii) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment.

     7. RELEASE AND WAIVER OF CLAIMS. You hereby release, acquit and forever discharge the Company, its predecessors, successors, or past or present subsidiaries or affiliated entities, officers, directors, agents, employees and assigns (collectively the "RELEASEES") of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or connected with your employment with Linktone or the termination of your employment; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis and all common law claims and all other laws and regulations relating to employment.

     8. NON-DISPARAGEMENT. You agree not to, either by yourself or indirectly through others, disparage, defame, otherwise speak negatively about the Company or any of the Releasees in any manner, or take or cause to be taken any other action that is, likely to be harmful to them or their business, business reputation or personal reputation, provided that you

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                                                                    Exhibit 4.10

shall respond accurately and fully to any question, inquiry or request for information when instructed by the Company or otherwise required by legal process.

     9. CONTINUING OBLIGATIONS. From the date hereof, you shall remain bound by the terms of that certain Proprietary Rights and information Agreement between you and Linktone dated October 1, 2004 attached hereto as Exhibit A (the "PROPRIETARY RIGHTS AND INFORMATION AGREEMENT "), which shall be considered a part of this Agreement. You shall also be bound by the provisions of the Termination Certification that you signed on October 1,2004, which is attached hereto as Exhibit B. You hereby acknowledge and agree that any violation by you of any term of this Agreement shall constitute grounds for the Company to deem a termination for "Cause," as defined in the Employment Agreement between you and Linktone dated October 1, 2004 and for purposes of the Stock Option Agreements(the "STOCK OPTION AGREEMENTS"), to have occurred, and in such case you should immediately lose all rights to exercise any options granted to you under the Stock Option Agreements. You also acknowledge and agree that the damages which may be incurred by Linktone as a consequence of any violation by you of any terms of this Agreement are disastrous and difficult to be accurately measured; thus both Linktone and you agree that a damage payment of RMB yuan 500,000 from you to Linktone shall constitute a reasonable estimate of minimal damages incurred by Linktone as a consequence of any violation by you of any terms of this Agreement.

     10. TAXES. No shares will be delivered to you or your broker pursuant to the exercise of your options under the Stock Option Agreements and the applicable stock option plans until the Company has received confirmation that you or your broker has made arrangements acceptable to the Administrator (as defined in the Company's applicable option plans) for the satisfaction of applicable income tax and employment tax withholding obligations. Upon the exercise of your option, the Company may offset or withhold or collect from you an amount sufficient to satisfy the Company's withholding obligations as employer under applicable laws.

     11. INDEMNIFICATION. You hereby agree to indemnify the Company against any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses incurred by the Company) resulting from any claim of income tax liability by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the People's Republic of China (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Company) arising from the grant, issuance, vesting, exercise or sale of stock options held by you under the Stock Option Agreements.

     12. MISCELLANEOUS. The parties agree that, except for the definition of "Cause" therein and Article 5 thereof and the Proprietary Rights and information Agreement which is attached hereto and make a part hereof, the Employment Agreement is terminated and except for their obligations under this Agreement, neither party has or will have any obligation to perform services or make payment to the other.

     13. NO ADMISSION OF LIABILITY. It is understood and agreed that this Agreement is being entered into by the Company solely for the purpose of avoiding further expense and inconvenience, that this is a compromise settlement of disputed claims, and that this Agreement

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                                                                    Exhibit 4.10

shall not be construed at any time or for any purpose as an admission of liability by the Company. The liability for any and all claims is expressly denied by the Company.

     14. EFFECTIVE DATE. This Agreement shall be effective as of the Separation Date. Nothing in this Agreement is intended to or may be construed to modify, impair or terminate any of your obligations under any non-solicitation, confidentiality, non-competition or intellectual property agreements between you and the Company.

     15. WAIVER. No provision of this Agreement may be waived except by a written instrument, expressly referring to this Agreement, setting forth the parties' mutual intent to waive a specified provision hereof, and duly executed by each of the parties to this Agreement, and no waiver of any one provision of this Agreement shall be deemed to be a waiver of any other provision.

     16. AMENDMENT. No provision of this Agreement may be amended or modified except by a written instrument, expressly referring to this Agreement, setting forth the parties mutual intent to amend or modify a specified provision hereof, and duly executed by each of the parties to this Agreement.

     17. CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York as a contract entered into and performed entirely within the State of New York (other than its choice-of-law provisions).

     18. SUBMISSION TO JURISDICTION. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement shall be settled by the courts in New York in the County of New York or, at the Company's discretion, the Hong Kong courts, and/or a court or courts in China. You hereby irrevocably submit to the jurisdiction of the courts of the State of New York, or if appropriate, a federal court located in New York or if so designated by the Company, a court in Hong Kong and/or China (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under, or in connection with this Agreement or its subject matter. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING.

     19. COSTS AND ATTORNEYS' FEES. If any litigation, action, suit, proceeding, arbitration or claim before any court, arbitrator or governmental authority, or any investigation by any governmental authority ("ACTION") is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover its attorneys' fees incurred in each and every such Action, including, without limitation, any and all appeals or petitions therefrom.

     20. ASSIGNMENT AND SUCCESSORS. Neither party shall assign any right or delegate any obligation hereunder except that the Company may assign this Agreement in connection with a business combination (whether by merger, sale of assets or otherwise) with another entity. This Agreement shall be binding upon and inure to the benefit of the Company, and its successors, and you, your heirs, executors, administrators and legal representatives.

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                                                                    Exhibit 4.10

     21. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     22. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall constitute an original, but both of which taken together shall constitute one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

     23. REVIEW. The parties agree they have read and understand this Agreement, and that they affix their signatures hereto voluntarily and without coercion. You further acknowledge that you have had the opportunity to be represented by an attorney of your own choosing concerning the waivers contained herein and the terms of this Agreement, and that the waivers you have made and the terms you have agreed to herein are knowing, conscious and with full appreciation that you are forever foreclosed from pursuing any of the claims so waived.

     If this Agreement is acceptable to you, please sign on the line provided below and return the original by hand delivery or via overnight mail to my attention in a confidential envelope by March 25, 2006.




                                       Very Truly Yours,

                                       Linktone Ltd.



                                       By:  /s/ Colin Sung
                                          --------------------------------------
                                               Colin Sung
                                               Acting Chief Executive Officer
                                               CFO

     I have read and understand the Agreement above and agree to be bound by its terms and conditions.




         Xin Ye



          /s/ Xin Ye
          ----------------------------------
         Signature                                                March 20, 2006

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                                                                    Exhibit 4.10


                                    EXHIBIT A


                  PROPRIETARY RIGHTS AND INFORMATION AGREEMENT

                                  SEE ATTACHED



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                                                                    Exhibit 4.10


                                    EXHIBIT B

                            TERMINATION CERTIFICATION

                                  SEE ATTACHED.


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